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                                                                    Exhibit (a)5



November 3, 1998



MONY Life Insurance Company of America


1740 Broadway


New York, New York 10019



Gentlemen:



     In my capacity as Vice President and Deputy General Counsel of The Mutual Life Insurance Company of New York, I have supervised the preparation and review of the Registration Statement on Form S-1 (Registration No. 333-65423) filed by MONY Life Insurance Company of America ("MONY America") with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of guaranteed interest account with market value adjustment available under flexible payment variable annuity contracts ("Contracts") to be issued by MONY America. The variable portion of the Contracts was registered with the Commission under Registration No. 333-59717.



My opinion is as follows:



1. MONY America has been duly organized under the laws of the State of Arizona, is a validly existing corporation, and has been duly authorized to issue the Contracts.



2. The Contracts, when issued as contemplated by the Registration Statement, will be legal, validly issued, and binding obligations of MONY America in accordance with their terms.



     In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.



     I hereby consent to the filing of this opinion as an exhibit to the Pre-Effective Amendment No. 1 to the Registration Statement.



Very truly yours,



/s/ EDWARD P. BANK


Edward P. Bank


Vice President and Deputy General Counsel